CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 4 to the Registration Statement No. 333-132200 on Form N-6 of our report dated Apri1 9, 2008 relating to the financial statements of each of the portfolios of Separate Account FP of AXA Equitable Life Insurance Company for the year ended
December 31, 2007, and of our report dated March 12, 2008 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2007. We also consent to the reference to us under the heading "Custodian and independent registered public accounting firm" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
New York, New York
December 11, 2008